EXHIBIT D.(II)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement is made by and between Hartford Investment Financial Services, LLC, a Delaware limited liability company (the “Adviser”), and Hartford Investment Management Company, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an agreement for the provision of investment management services to The Hartford Alternative Strategies Fund (the “Company”); and

WHEREAS, the Adviser wishes to engage the services of the Sub-Adviser as sub-adviser to the Company; and

WHEREAS, the Sub-Adviser, an investment adviser registered under the Investment Advisers Act of 1940, as amended, is willing to provide investment advisory services to the Company upon the terms and conditions and for the compensation hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1.             The Adviser hereby employs the Sub-Adviser to serve as sub-adviser with respect to the assets of the Company and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of the Company, and the Sub-Adviser hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2.             The Sub-Adviser shall evaluate and implement an investment program appropriate for the Company, which program shall be amended and updated from time to time as financial and other economic conditions change as determined by the Adviser and the Sub-Adviser.

3.             The Sub-Adviser, in consultation with the Adviser when appropriate, will make all determinations with respect to the investment of the assets of the Company and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same.  Such determinations and services shall include advising the Company’s Board of Trustees of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to the Company’s portfolio securities should be exercised.

4.             The Sub-Adviser will regularly furnish reports with respect to the Company at periodic meetings of the Company’s Board of Trustees and at such other times as may be reasonably requested by the Company’s Board of Trustees, which reports shall include the Sub-Adviser’s economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Company since the last report.  Copies of all such reports shall be furnished to the Adviser for examination and review within a reasonable time prior to the presentation of such reports to the Company’s Board of Trustees.

5.             The Sub-Adviser shall manage the Company in conformity with the Company’s Declaration of Trust and By-laws, as amended from time to time, and the Investment Company Act of 1940, as amended, other applicable laws, and to the investment objectives, policies and restrictions of the Company as set forth in the Company’s prospectus and statement of additional information, or any investment guidelines or other instructions received in writing from the

Adviser, and subject further to such policies and instructions as the Board of Trustees or the Adviser may from time to time establish and deliver to the Sub-Adviser.

In addition, the Sub-Adviser will cause the Company to comply with the requirements of (a) Section 851(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) regarding derivation of income from specified investment activities; and (b) Section 851(b)(3) of the Code regarding diversification of the Company’s assets.

6.             The Sub-Adviser will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Company and place, in the name of the Company or its nominees, all such orders.  When placing such orders, the Sub-Adviser shall use its best efforts to obtain the best net security price available for the Portfolio.  Subject to and in accordance with any directions that the Board of Trustees or the Adviser may issue from time to time, the Sub-Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Company and the Sub-Adviser’s other advisory clients.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  The Sub-Adviser will promptly communicate to the Board of Trustees or the Adviser such information relating to portfolio transactions as they may reasonably request.

7.             (a)           As compensation for the performance of the services by the Sub-Adviser hereunder, the Adviser, as promptly as possible after the last day of each calendar year quarter, will pay the Sub-Adviser the equivalent of all direct and indirect expenses incurred in connection with the performance of its duties under this Agreement, as set forth in Schedule A attached hereto.

(b)           The Sub-Adviser will not be entitled to receive any payment for the performance of its services hereunder from the Company.

(c)           The Sub-Adviser agrees to notify the Adviser of any change in the Sub-Adviser’s personnel that are directly involved in the management of the Company within a reasonable time following the occurrence of such change.

8.             The Sub-Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as the Sub-Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Sub-Adviser, and the Sub-Adviser shall indemnify the Adviser, for any and all loss, damage, judgment, fine or award paid in settlement and attorney’s fees related to the Sub-Adviser’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9.             (a)           This Sub-Advisory Agreement shall become effective on September 30, 2011.  This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Trustees of the Company or by a vote of a majority of the outstanding voting securities of the Company, and (2) in either event, by the vote of a majority of the members of the Company’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)           This Agreement (1) may be terminated with respect to the Company at any time without the payment of any penalty either by vote of the members of the Board of Trustees of the Company or by a vote of a majority of the Company’s outstanding voting securities, or by the Adviser on written notice to the Sub-Adviser, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by the Sub-Adviser on ninety days’ prior written notice to the Adviser, but such termination will not be effective until the Adviser shall have contracted with one or more persons to serve as a successor sub-adviser for the Company (or the Adviser or an affiliate of the Adviser agrees to manage the Company) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the advisory agreement between the Adviser and the Company of even date herewith.

(c)           As used in this Agreement, the terms “assignment,” “interested parties” and “vote of a majority of the Company’s outstanding voting securities” shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

(d)           Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

10.           The Adviser represents and warrants to the Sub-Adviser, on an on-going basis, that:

(a)           The Company is a “Qualified Purchaser” within the meaning of Investment Company Act of 1940; and

(b)           The Company is a “Qualified Eligible Person” as defined in the Commodity Futures Trading Commission (“CFTC”) Rule 4.7, and is either a member of, or exempt from any requirement to become a member of, the National Futures Association, and will maintain and renew such membership or exemption during the term of this Agreement.

(c)           The Adviser acknowledges that the Sub-Adviser has been authorized to invest in futures and other exchange traded derivatives for the Company.  In order to invest in such futures and exchange traded derivatives, the Sub-Adviser (which is registered with the CFTC as a Commodities Trading Adviser) intends to operate the Company as an exempt account under CFTC Rule 4.7.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISER DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

11.           Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of the Sub-Adviser to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12.           The Adviser agrees that neither it nor any affiliate of the Adviser will use the Sub-Adviser’s name or refer to the Sub-Adviser or the Sub-Adviser’s clients in marketing and promotional materials without prior notification to and authorization by the Sub-Adviser, such authorization not to be unreasonably withheld.

13.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.           This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

15.           The amendment of this Agreement for the sole purpose of adding one or more series of the Company shall not be deemed an amendment affecting an already existing series and requiring the approval of shareholders of that series.  The amendment of Schedule A to this Agreement for the sole purpose of (i) adding or deleting one or more series of the Company or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

16.           To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of September 30, 2011.

Hartford Investment Financial Services, LLC

By:	/s/ James E. Davey
Name: James E. Davey
Title: President

Hartford Investment Management Company

By:	/s/ Michael Gray
Name:	Michael Gray
Title:	Managing Director

Schedule A

Sub-Adviser Compensation

Average Daily Net Assets	Annual Rate
All Assets	At Cost